Exhibit 99.1

Pro-Pharmaceuticals Reports Second Quarter Results

NEWTON, Mass.--(BUSINESS WIRE)--Pro-Pharmaceuticals, Inc. (AMEX: PRW), a bio-pharmaceutical company developing proprietary polysaccharide-based therapeutic compounds in the treatment of cancer and fibrosis, today reported its financial results for the second quarter and six months of fiscal 2008. These results are included in the Company’s Quarterly Report on Form 10-Q for the three and six month period ended June 30, 2008, which has been filed with the SEC.

For the three months ended June 30, 2008, the Company reported a net loss of $563,000, or $(0.01) per share, basic and fully diluted, compared with net income of $36,000 or $0.00 per share, basic and fully diluted for the same period in 2007.

For the six months ended June 30, 2008, the Company reported a net loss of $2,556,000 million, or $(0.06) per share, basic and fully diluted, compared with a net loss of $5,538,000, or $(0.15) per share, basic and fully diluted, for the same period in 2007.

“We completed an important step toward submission of a New Drug Application (NDA) for DAVANAT® by filing a Drug Master File (DMF) with the U.S. Food and Drug Administration (FDA). This is a key development for the commercialization of DAVANAT®,” said Theodore Zucconi, Ph.D., President, Pro-Pharmaceuticals. “Our goal is to file an NDA for DAVANAT® this year. We also plan to file an Investigational New Drug (IND) application for an anti-hypoxia drug to be used in combination with DAVANAT® and 5-FU to treat advanced solid tumors, including new indications such as head & neck and breast cancers. The need to improve cancer therapies is significant and represents a large market opportunity.”

Research and development expense for the second quarter of 2008 was $744,000 compared with $668,000 for the same period in 2007. The increase was due primarily to the DMF filing which was offset by lower activity in ongoing Phase II clinical trials. General and Administrative expense was $1,130,000, compared with $1,104,000 for the second quarter of 2007. The increase is primarily the result of higher compensation-related expense which was offset by lower legal and accounting expense.

Research and development expense for the six months ended June 30, 2008 was $1,166,000 compared with $1,336,000 for the same period in 2007. The decrease was due primarily to lower activity in ongoing Phase II clinical trials which was offset by the DMF filing. General and Administrative expense was $2,120,000, compared with $2,360,000 for the six months of 2007. The decrease was primarily the result of lower legal and accounting expense.

Pro-Pharmaceuticals, Inc. – Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is engaged in the discovery, development, and commercialization of carbohydrate-based, targeted therapeutics for advanced treatment of cancer, liver, microbial, and inflammatory diseases. Initially, the product pipeline is focused on developing targeted therapeutic compounds to treat cancer. The Company’s technology also is being developed to explore the treatment of liver and kidney fibrosis. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those, described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements. More information about those risks and uncertainties is contained in the Company's most recent quarterly or annual report and other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals.

CONTACT:
Pro-Pharmaceuticals, Inc.
Anthony D. Squeglia, CFO, 617-559-0033
squeglia@pro-pharmaceuticals.com
or
The Investor Relations Group, 212-825-3210
Investor Relations
Conrad F. Mir
conrad@investorrelationsgroup.com
or
Christine A. Berni
christine@investorrelationsgroup.com
or
Media Relations
Laura Colontrelle
lcolontrelle@investorrelationsgroup.com